Exhibit D

Investment Advisory Contract

INVESTMENT ADVISORY CONTRACT

Between

FUND FOR GOVERNMENT INVESTORS

And

MONEY MANAGEMENT ASSOCIATES, L.P.

        AGREEMENT dated as of the 1st day of April, 2001 by and between Fund For Government Investors (herein sometimes called the "Fund") and Money Management Associates, L.P. (herein sometimes called the "Manager").

        WITNESSETH:

        THAT, in consideration of the mutual covenants hereinafter contained, it is agreed as follows:

        1. The Fund hereby employs the Manager to manage the investment and reinvestment of the assets of the Fund and to administer the affairs of the Fund, subject to the control of the Officers and Board of Trustees of the Fund, for the period and on the terms set forth in this Agreement. The Manager hereby accepts such employment and agrees during such period to render the services and to assume the obligations herein set forth, for the compensation herein provided.

        2. The Manager assumes and shall pay or reimburse the Fund for: (1) all expenses in connection with the management of the investment and reinvestment of the assets of the Fund, except that the Fund assumes and shall pay all brokers' commissions and issue and transfer taxes chargeable to the Fund in connection with securities transactions to which the Fund is a party; (2) the compensation (if any) of those trustees and officers of the Fund who are also partners of the Manager, or directors, officers or employees of the Manager or of partners of the Manager; and (3) all expenses not hereinafter specifically assumed by the Fund where such expenses are incurred by the Manager or by the Fund in connection with the administration of the affairs of the Fund.

        3. The Fund assumes and shall pay or reimburse the Manager for the Fund's taxes, corporate fees, interest expenses (if any) and its allocable share of all charges, costs and expenses incurred in connection with: (1) maintaining its offices, determining from time to time the net assets of the Fund, maintaining its books and records, and preparing, reproducing and filing its tax returns and reports to governmental agencies; (2) auditing its financial statements; (3) the payment and disbursement of dividends and distributions by the Fund, and in the custody of the cash, securities and other assets of the Fund; (4) stockholders' and trustees' meetings, and preparation, printing and distribution of all reports and proxy materials; (5) legal services rendered to the Fund; (6) retaining and compensating those trustees, officers and employees of the Fund who are not partners of the Manager or who do not serve as officers or employees of the Manager or of partners of the Manager; (7) maintaining appropriate insurance coverage for the Fund and its trustees and officers; and (8) its membership in trade associations.

        4. At the request of the Fund, the Manager shall make available to the Fund all necessary office facilities, equipment, and personnel that the Fund may require. Such office facilities, equipment, personnel, and services, the charges and expenses for which are to be paid by the Fund under the provisions of this Section 2, may be provided for or rendered to the Fund by the Manager and billed to the Fund at the Manager's cost.

        5. In connection with the management of the investment and reinvestment of the assets of the Fund, the Manager is authorized to buy and sell marketable debt obligations of the United States Government, its agencies and instrumentalities, and money market obligations secured by such obligations for the Fund and is directed to use its best efforts to obtain the best available price and most favorable execution with respect to all such transactions for the Fund.

        6. As compensation for the services to be rendered and the charges and expenses to be assumed and paid by the Manager as provided in Section 2, the Fund shall pay the Manager an annual fee of 0.50% of the first $500 million of net assets, 0.45% of the next $250 million of net assets, 0.40% of the next $250 million of net assets, and 0.35% of the net assets over $1 billion.

        7. In the event of termination of this contract, the fee shall be computed on the basis of the period ending on the last business day on which this contract is in effect subject to a pro rata adjustment based on the number of days elapsed in the current fiscal quarter as a percentage of the total number of days in such quarter.

        8. Subject to and in accordance with the Fund's Declaration of Trust and of the Partnership Agreement of the Manager, trustees, officers, agents, and stockholders of the Fund are or may be interested in the Manager (or any successor thereof); partners of the Manager are or may be interested in the Fund as trustees, officers, stockholders or otherwise; the Manager (or any successor) is or may be interested in the Fund as a stockholder or otherwise. The effect of any such interrelationships shall be governed by said Trust Charter and provisions of the Investment Company Act of 1940.

        9. This contract shall continue in effect until two years from the date hereof and thereafter only so long as such continuance is approved at least annually by votes of the Fund's Board of Trustees, including the votes of a majority of the trustees who are not parties to such contract or interested persons of any such party, in person at a meeting called for the purpose of voting on such approval. In addition the question of continuance of the contract may be presented to stockholders of the Fund; in such event, such continuance shall be effected only if approved by the affirmative vote of a majority of the outstanding voting securities of the Fund voting as a single class. Provided, however, that (1) this contract may at any time be terminated without payment of any penalty either by vote of the Board of Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Fund, on sixty days written notice to the Manager, (2) this contract shall automatically terminate in the event of its assignment (within the meaning of the Investment Company Act of 1940), and (3) this contract may be terminated by the Manager on sixty days written notice to the Fund. Any notice under this contract shall be given in writing, addressed and delivered, or mailed post paid, to the other party at any office of such party.

        11. As used in Section 10, the terms "interested persons" and "vote of a majority of the outstanding securities" shall have the respective meaning set forth in Section 2(a) (19) and Section 2(a) (42) of the Investment Company Act of 1940.

        12. The services of the Manager to the Fund hereunder are not to be deemed exclusive, and the Manager shall be free to render similar services to others so long as its services hereunder are not impaired thereby. The Manager shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

        13. The Manager will notify the Fund of any change in the membership of such partnership within a reasonable time after such change, pursuant to Section 205 of the Investment Advisers Act of 1940.

        14. No provision of this contract shall be deemed to protect the Manager against any liability to the Fund or its stockholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations under this contract. Nor shall any provision hereof be deemed to protect any trustee or officer of the Fund against any such liability to which he might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of his duties or the reckless disregard of his obligations. If any provision of this contract shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this contract shall not be affected thereby.

IN WITNESS WHEREOF the parties hereto have caused this contract to be executed on the day and year first above written.

WITNESS	FUND FOR GOVERNMENT INVESTORS
/s/ Stephenie E. Adams	By: /s/ Daniel L. O'Connor

WITNESS	MONEY MANAGEMENT ASSOCIATES, L.P.
Money Management Associates, Inc., General Partner

/s/ Richard H. Kirk	By: /s/ Webb Hayes, IV